Exhibit (h)(1)(l)
TRANSFER AGENCY SERVICES AGREEMENT dated August 1, 2001
Exhibit A
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Value Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Growth Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Large-Cap Value Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
Effective: July 1, 2007
PACIFIC LIFE FUNDS

By: Name:	/s/ Howard T. Hirakawa Howard Hirakawa
Title:	Vice President

Received and Acknowledged by PFPC INC.

By: Name:	/s/ Michael DeNofrio Michael DeNofrio
Title:	Executive Vice President, Senior Managing Director